Press Release                                                       EXHIBIT 99.1
FOR IMMEDIATE RELEASE:                                                     NEWS
February 27, 1997                                                    Nasdaq-BLUE


              FREDERICK BREWING CO. EXECUTES FORBEARANCE AGREEMENTS
                                WITH SIGNET BANK


FREDERICK, Maryland -- Frederick Brewing Co. (Nasdaq-BLUE), has announced that on February 27, 1997, it executed two forbearance agreements with Signet Bank. The first related to a $3 million Maryland Economic Development Corporation (MEDCO) Taxable Economic Development Revenue Bond, the proceeds of which were to be loaned to Blue II, LLC, a Maryland limited liability company, to purchase land and construct a new brewery. The brewery has been leased to Frederick Brewing Co.

The second forbearance agreement related to a $1.5 million MEDCO Taxable Economic Development Revenue Bond, and to a $1 million bridge loan, the combined proceeds of which were to be loaned to the Company to purchase brewing equipment for the new brewery. Signet Bank/Maryland is the lender on each loan.

The first forbearance agreement was executed by the Company as a result of an approximately $340,000 budget overrun in constructing the new brewery as well as a decline in the Company's cash position, which resulted from significant weather-related delays during construction. The second forbearance agreement was executed as a result of an approximately $250,000 budget overrun in acquiring certain brewing equipment.

These funding deficiencies caused Signet on January 22, 1997 to claim that the bridge loan was in default and to temporarily cease funding to Blue II, LLC and the Company subject to the execution of the forbearance agreements. Under terms of the forbearance agreements, Signet will forbear in the exercise of its rights under the loan documents and continue to make loan advances to facilitate the final completion of the new brewery, provided the Company and Blue II, LLC meet certain terms and conditions established by the agreements.

The Company is in the process of raising up to $2 million in a private equity transaction.

Additional information related to both forbearance agreements and other matters can be found in the Company's Form 8-K filed February 27, 1997 with the Securities and Exchange Commission.

Frederick Brewing Co., which participates in the growing "craft" beer segment of the $50 billion domestic beer market, produces 10 styles of distinctive, all-natural beers. The Company's products are distributed in Maryland, the District of Columbia, Virginia, West Virginia, Pennsylvania, New Jersey, Delaware, Georgia and South Carolina.

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Frederick Brewing Co.            CONTACTS:      Pfeiffer Public Relations, Inc.
Kevin Brannon CEO                                                     Geoff High
301/694-7899                                                        303/393-7044